Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jeff Bergau
jeff.bergau@arcadiabio.com
+1-312-217-0419

Arcadia Biosciences Announces CFO Change; Names Steve Brandwein as Interim CFO

DAVIS, Calif. (October 5, 2015) – Arcadia Biosciences, Inc. (NASDAQ: RKDA), an agricultural technology company, today announced that chief financial officer Thomas O’Neil will be leaving the company to pursue other professional interests. Steve Brandwein, vice president of finance and administration and a 13-year veteran of the company, will serve as interim CFO while the company conducts a national search for a new CFO.

Mr. Brandwein has served as Arcadia’s vice president of finance and administration since the company’s founding in September 2002, and served as the company’s secretary from September 2002 until June 2014. Prior to joining Arcadia, he built a broad base of experience in both the public and private sectors, including work for the Department of Treasury and more than a decade as an executive with Dial Corporation in both the U.S. and Europe.

“We expect a smooth transition given Steve’s deep financial background and the breadth and quality of our entire finance team,” said Arcadia president and chief executive officer, Eric Rey. “Steve’s leadership and history with Arcadia will be particularly important as we continue to move toward commercialization of our rich product pipeline while maintaining tight control of costs.”

“We are grateful to Tom for his leadership as Arcadia became a public company earlier this year,” said Rey. “He was a key member of the team that took the company public, and he helped establish the financial systems and processes that will serve us well into the future.”

“I am proud of my contributions and the transition we made as Arcadia became a public company, and I will carry forward this experience in my upcoming activities,” O’Neil said.

Rey added: “We wish Tom the best as he pursues new possibilities that will benefit from his talents.”

About Arcadia Biosciences, Inc.

Based in Davis, Calif., with additional facilities in Seattle, Wash. and Phoenix, Ariz., Arcadia Biosciences (NASDAQ: RKDA) develops agricultural products that create added value for farmers while benefitting the environment and enhancing human health. Arcadia’s agronomic performance traits, including Nitrogen Use Efficiency, Water Use Efficiency, Salinity Tolerance, Heat Tolerance and Herbicide Tolerance, are all aimed at making agricultural production more economically efficient and environmentally sound. Arcadia’s nutrition traits and products are aimed at creating healthier ingredients and whole foods with lower production costs. The company was recently listed in the Global Cleantech 100 and was previously named one of MIT Technology Review’s 50 Smartest Companies. For more information, visit www.arcadiabio.com.

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